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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K




                CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): May 18, 1994



                              MORGAN PRODUCTS LTD.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                  06-1095650
   (State or other jurisdiction                 (I.R.S. Employer
       of incorporation or                     Identification No.)
           organization)


                         Commission File Number 1-9843


      75 Tri-State International, Suite 222, Lincolnshire, Illinois 60069
          (Address of principal executive offices, including zip code)


                                 (708) 317-2400
              (Registrant's telephone number, including area code)

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                              MORGAN PRODUCTS LTD.




ITEM 5. OTHER EVENTS - CLOSURE OF SPRINGFIELD, OREGON MANUFACTURING OPERATION


         Morgan Products Ltd. will close its Springfield, Oregon fir door manufacturing operation and consolidate its production into its Lexington, North Carolina and Oshkosh, Wisconsin facilities. The company will also close its Weed, California veneer facility although its existing door assembly and warehouse operations in Weed will be continued. The closing of the Springfield and Weed facilities are done pursuant to the production rationalization plan that was approved by the Board of Directors on May 18, 1994.

         The Company anticipates a one-time charge to pre-tax income in the range of $11 million to $13 million to cover the costs of closing the two operations and provide for other cost reduction and consolidation within Morgan Products. Once implemented, the restructuring plan is expected to significantly enhance profitability.

         In addition, Arthur L. Knight, Jr., President and Chief Executive Officer disclosed that he would not seek renewal of his employment contract when it expires later this year. He will remain an active member of the Board and will work closely on an orderly transition to the next Chief Executive Officer.

         The Company also has signed a letter of intent with Barclay's Business Credit for a new three year credit agreement reflecting the restructuring plan. The new agreement, which is anticipated to be finalized by July 30, 1994, is expected to assure the Company adequate capital over the next three years as it moves to expand its core business.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


         28.1         News release dated May 18, 1994.



         28.2         News release dated May 20, 1994.
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                               MORGAN PRODUCTS LTD.




Date: May 24, 1994                             By /S/ Douglas H. MacMillan
                                                  Douglas H. MacMillan
                                                  Vice President, Secretary and
                                                  Chief Financial Officer
                                                  (For the Registrant and as
                                                  Principal Financial Officer)